Exhibit 10.15

SETTLEMENT AND
MUTUAL RELEASE AGREEMENT

This Settlement and Mutual Release Agreement (“Agreement”) is entered into by and between Bonanza Goldfields Corp. (the “Company”) and Scott Geisler (“SG”), and is effective as of the last date of execution set forth below. The aforementioned individual and entities may be referred to collectively as the “Parties”.

WHEREAS. SG has resigned as an officer and member of the Board of Directors of the Company; and

WHEREAS, the Parties desire to part amicably and memorialize the terms of their separation;

NOW THEREFORE, the Parties hereto warrant, covenant and agree as follows, based upon good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged.

1.	Recitals are True and Correct

The Parties hereto acknowledge and agree that the aforementioned recitals are true and accurate and are a material part of and predicate for this Agreement.

2.	Settlement Terms

a.	The Company agrees to pay SG the sum of $75,000 in the next twenty five months, payable at a rate of $3,000.00 per month commencing July 15, 2012.

b.	SG will be granted 7,500,000 million shares cashless option vested immediately.

c.
SG agrees to return to the Company all Company property in his possession or in the possession of family or agents including without limitation, the Company’s files and all documentation (and all copies thereof) dealing with the finances, operations and activities of the Company, its clients, employees or suppliers,

3.	Release and Confidentiality Agreement

a.
Except for the obligations pursuant to this Agreement, the Company, its officers, directors, successors and assigns, for and in consideration of the promises and conditions contained herein and other good and valuable consideration, hereby agree to release, remit, remise and forever discharge SG, his agents, attorneys, successors-in-interest, employees, independent contractors, representatives, heirs and assigns, from any and all charges, claims of any nature, damages, liabilities, civil actions, arbitration claims, administrative claims, causes of action, claims at law and choses in equity, known or unknown, directly or indirectly relating to the business relations between the Parties and/or SG’s management of the Company and/or the operation of the Company, from the date of execution below back to the beginning of time. The Company further accepts and ratifies as acts of the Company, all known and unknown acts and/or omissions of SG, his family members and all persons or entities affiliated with him in any manner whatsoever (including all individual executives, officers and directors of any such entity) that relate to the Company from the inception of the Company through the date of this Agreement. The Company further agrees that the execution and terms of this Agreement as well as the facts and circumstances underlying same will forever remain confidential after execution of this Agreement, and will not be disclosed to any person, entity, governmental authority or other third party, unless such disclosure is compelled by law via a validly issued subpoena or other legal process or required for disclosure pursuant to federal securities laws. Disclosure of this Agreement and its terms to lawyers and accountants for the Company is excluded from the aforementioned confidentiality provision. The Company agrees to immediately notify SG within three days of its receipt of any subpoena or other legal process that would arguably call for disclosure of the information that is the subject of this confidentiality Agreement.

b.
Except for the obligations pursuant to this Agreement, SG, his agents, attorneys, successors-in-interest, employees, independent contractors, representatives, heirs and assigns, for and in consideration of the execution of this Agreement by the Company, and the promises and conditions contained herein, hereby agree to release, remit, remise and forever discharge the Company, its officers, directors and their respective heirs, successors and assigns, from any and all claims, damages, liabilities, civil actions, arbitration claims, administrative claims, causes of action, claims at law and choses in equity, Known or unknown, directly or indirectly relating to the aforementioned Dispute and the business relations between the Parties from the date of execution below back to the beginning of time. SG further agrees that the execution and terms of this Agreement as well as the facts and circumstances underlying same will forever remain confidential after execution of this Agreement, and will not be disclosed to any person, entity, governmental authority or other third party, unless such disclosure is compelled by law via a validly issued subpoena or other legal process. Disclosure of this Agreement and its terms to lawyers and accountants for SG is excluded from the aforementioned confidentiality provision. SG agrees to immediately notify the Company within three days of his receipt of any subpoena or other legal process that would arguably call for disclosure of the information that is the subject of this confidentiality Agreement.

4.	Non-Disturbance, Non-Harassment and Non-Disparagement

The Company, its officers and directors agree that upon execution of this Agreement, they and all persons and/or entities acting in concert or participation with them will forever refrain from engaging In any conduct, activity or plan designed or intended to harass, annoy or otherwise inflict emotional distress upon SG, his family, heirs and assigns. The Company, its officers and directors further agree that they will forever refrain from making and/or disseminating any negative, disparaging, and/or defamatory statement, comment and/or communication regarding SG, his family, heirs, assigns, representatives, agents and attorneys SG agrees that he will forever refrain from making and/or disseminating any negative, disparaging, and/or defamatory statement, comment and/or communication regarding the Company, its officers and directors, assigns, representatives, agents and attorneys.

5.	Indemnification

The Company hereby indemnifies and agrees to save and hold harmless SG, his family, heirs, assigns, representatives, agents and attorneys (collectively “SG” for purposes of this paragraph) from any and all liabilities, claims, civil and/or administrative actions relating in any manner whatsoever to SG’s employment with the Company from the date of this Agreement forward in time, provided such indemnity is not prohibited by applicable law. In the event that any demand is made upon SG in connection with any liabilities, claims, civil and/or administrative actions.

6.	No admission of liability

Nothing contained herein is to be construed as an admission of liability or wrongdoing on the part of SG or the Company. The Parties instead acknowledge that they have entered into this Agreement solely to resolve the matters regarding separation.

7.	Governing Law and Venue

This Agreement shall be governed by the laws of the State of Nevada. Venue for any dispute arising from this Agreement that results in a civil action shall be exclusively in any court of competent jurisdiction in the State of Nevada.

8.	Entire Agreement

This Agreement contains the entire agreement of the Parties regarding the subject matter described herein. It may be changed only by an agreement in writing signed by both Parties.

9.	Severability

If any provision of this Agreement shall be deemed invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons or circumstances.
10.	Headings

The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

11.	Miscellaneous terms

The Parties to this Agreement declare and represent that;

a.	They have read and understand this Agreement and have the legal capacity to enter into this Agreement;

b.	They have been given the opportunity to consult with an attorney if they so desire;

c.	They intend to be legally bound by the promises set forth in this Agreement and enter into it freely, without duress or coercion;

d.	They have retained signed copies of this Agreement for their records; and

e.
The rights, responsibilities and duties of the Parties hereto, and the covenants and agreements contained herein, shall continue to bind the Parties and shall continue in full force and effect until each and every obligation of the Parties under this Agreement has been performed.

f.	By signing this agreement Mr. Scott Geisler agrees that his non dated resignation has been accepted by the Board and he agrees his resignation is dated the same date as the Board resolution.

g.	Both Parties recognize this agreement is the only agreement between Mr. Scott Geisler and the Company, all previous agreement shall be deem and void.

12.	Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original for all purposes.

IN WITNESS WHEREOF, the Parties have executed this Agreement the day and year set forth below.

Bonanaza Goldfields, Corp.

/s/ Peter Cao
Date: 6/8/12	Peter Cao, Chief Executive Officer

/s/ Scott Geisler
Date: 6/8/12	Scott Geisler, Individually

Notarized by:	Notarized by: